Exhibit 4.4

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”), dated as of June 7, 2023, is entered into by and among Beneficient, a Nevada corporation (“Beneficient”), Beneficient Company Group, L.L.C., a Delaware limited liability company (“Ben LLC”) and Beneficient Company Holdings, L.P. (“BCH”).

WHEREAS, The Beneficient Company Group. L.P. (“BCG”) previously formed Ben LLC as its sole member and served as its managing member;

WHEREAS, BCG subsequently converted from a Delaware limited partnership to a Nevada corporation and in connection therewith changed its name to Beneficient (the “Conversion”);

WHEREAS, in connection with the Conversion, Beneficient, as then general partner of BCH, adopted the Eighth Amended and Restated Limited Partnership Agreement of Beneficient Company Holdings, L.P. (the “BCH Eighth A&R LPA”), which provides for the exchange of certain limited partner interests in BCH for shares of the Class A Common Stock (as defined below) in Beneficient;

WHEREAS, following the Conversion, Beneficient contributed 100% of its general partner and limited partner interests in BCH to Ben LLC (the “Contribution”); and

WHEREAS, the parties desire to enter into this Agreement to provide, together with the terms and conditions of the BCH Eighth A&R LPA, for certain rights and obligations with respect to the exchange of such limited partner interests in BCH for shares of the Class A Common Stock of Beneficient from time to time.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Articles of Incorporation” means, with respect to the Issuer as of any date, the Articles of Incorporation, as amended, of the Issuer as in effect on such date.

“Available Shares” has the meaning set forth in Section 2.5(b).

“BCG” has the meaning set forth in the recitals of this Agreement.

“BCH” has the meaning set forth in the preamble of this Agreement.

“BCH Eighth A&R LPA” has the meaning set forth in the recitals to this Agreement, as it may be amended, supplemented or restated from time to time.

“Ben LLC” has the meaning set forth in the preamble of this Agreement.

“Beneficient” has the meaning set forth in the preamble of this Agreement.

“Business Day” means each day that is not a Saturday, Sunday or Federal holiday.

“Class A Common Stock” means the Class A Common Stock, $0.001 par value per share, of the Issuer.

“Class S Ordinary Units” means the limited partner interests in BCH designated as the “Class S Ordinary Units.”

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” has the meaning set forth in the recitals to this Agreement.

“Conversion” has the meaning set forth in the recitals to this Agreement.

“Exchange” has the meaning set forth in Section 2.1(a) of this Agreement.

“Fiscal Quarter” means, as applicable, a three-month period commencing on January 1, April 1, July 1 or October 1.

“Group Partnership” means, initially, BCH and any successor thereto, and shall also include any future partnership that is a subsidiary of Beneficient and designated as a Group Partnership pursuant to Section 3.1.

“Group Partnership Agreement” means, with respect to BCH, the BCH Eighth A&R LPA, as may be amended, supplemented or restated from time to time and, with respect to any future Group Partnership, the limited partnership agreement of such future Group Partnership.

“Group Partnership General Partner” means, with respect to BCH, Ben LLC, and any successor thereto and, with respect to any future Group Partnership, the general partner of such future Group Partnership).

“Group Partnership Interests” means, with respect to BCH, the Class S Ordinary Units, the Preferred Series C Subclass 1 Unit Accounts and any subsequently established class of limited partnership interests in BCH that are exchangeable for shares of Class A Common Stock and, with respect to any future Group Partnership, the limited partnership interests of such future Group Partnership that are exchangeable for shares of Class A Common Stock.

“Issuer” means Beneficient and any successor thereto.

“Limited Partner” means each Person that is as of the date of this Agreement or becomes from time to time hereafter (i) a limited partner of a Group Partnership pursuant to the terms of the applicable Group Partnership Agreement and (ii) a holder of a Group Partnership Interest. For purposes of this Agreement, Beneficient Management Partners, L.P. shall be considered a Limited Partner.

“Notice” has the meaning set forth in Section 2.2(a).

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association (including any group, organization, co-tenancy, plan, board, council or committee), government (including a country, state, county, or any other governmental or political subdivision, agency or instrumentality thereof) or other entity (or series thereof).

“Preferred Series C Subclass 1 Unit Accounts” means the limited partner interests in BCH designated as the “Preferred Series Subclass 1 Unit Accounts.”

“Public Offering” means a public offering of shares of Class A Common Stock pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person, at the date of determination, (i) is a general partner of such partnership, (ii) owns more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class), directly or indirectly, or (iii) otherwise controls such partnership, directly or indirectly, (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, (i) has at least a majority ownership interest, (ii) has the power to elect or direct the election of a majority of the directors or other governing body of such Person, or (iii) otherwise controls such Person or (d) any other Person the financial information of which is consolidated by such Person for financial reporting purposes under accounting principles generally accepted in the United States.

“Transfer Agent” means such bank, trust company or other Person as shall be appointed from time to time by the Issuer to act as registrar and transfer agent for the Class A Common Stock.

ARTICLE II

EXCHANGE OF GROUP PARTNERSHIP INTEREST

Section 2.1 Exchange of Group Partnership Interest.

(a) Subject to the provisions of the Group Partnership Agreement and to the provisions of Section 2.2 hereof, a Limited Partner shall be entitled to exchange Group Partnership Interests for the delivery of that number of shares of Class A Common Stock (acquired from the Issuer) as determined in accordance with the applicable Group Partnership Agreement (any such exchange, an “Exchange”).

(b) On the date any Exchange of Group Partnership Interests is effective, all rights of the Limited Partner as holder of such exchanged Group Partnership Interests shall cease, and the Limited Partner shall be treated for all purposes as having then become the record holder of the shares of Class A Common Stock that are the subject of the Exchange.

(c) For the avoidance of doubt, any Exchange of Group Partnership Interests shall, in addition to the terms and conditions hereof, be subject to the provisions of the Group Partnership Agreement.

Section 2.2 Exchange Procedures.

(a) A Limited Partner may exercise the right to Exchange its Group Partnership Interests from time to time by providing not less than sixty-one (61) days’ prior written notice (a “Notice”) of the Exchange to the Group Partnership General Partner and the Issuer substantially in the form of Exhibit A hereto and as may otherwise be required by the applicable Group Partnership Agreement; provided, that such sixty-one (61) day notice period shall not be applicable to any Exchange of the Preferred Series C Subclass 1 Unit Accounts. Each such Notice shall be duly executed by such Limited Partner and delivered during normal business hours at the principal executive offices of the Group Partnership General Partner and the Issuer or such other manner agreeable to the Group Partnership General Partner.

(b) In respect of each Exchange for which a Notice has been provided pursuant to Section 2.2(a):

(i) With respect to any Exchange of Class S Ordinary Units to Class A Common Stock, the Exchange shall occur on the date that is the latter to occur of (A) the date that is the expiration of the sixty-one (61) day Notice period, unless waived as provided below, (B) the third business day after the date of the earnings release by Beneficient covering the Fiscal Quarter in which the Notice is provided; or (C) the first day following the earnings release by Beneficient covering the Fiscal Quarter in which the Notice is provided that directors and executive officers of Beneficient are permitted to trade under the applicable policies of Beneficient relating to trading by directors and executive officers.

(ii) If at any time after the date the Notice is given and prior to the date of the Exchange, the Issuer commences a Public Offering or determines that it is reasonably likely to commence a Public Offering within ninety (90) days following such Exchange, the Issuer and the Group Partnership may cancel, at their sole option, all Exchanges for which a Notice has been given.

(iii) If a registration statement filed with the Securities and Exchange Commission in respect of shares of Class A Common Stock to be issued pursuant to an Exchange is not effective on the day prior to and day of the scheduled date of any such Exchange, the Issuer and the Group Partnership may cancel, at their option, all Exchanges that are contemplated to be made pursuant to such registration statement for which a Notice has been given.

Beneficient may, at its sole discretion, waive (i) the requirement of the sixty-one (61) day Notice period and only require the delivery of the Notice and/or (ii) the requirement that the date of the Exchange occur on the date specified in Section 2.1(b)(i) above.

(c) Each Limited Partner beneficially owning the Group Partnership Interests seeking to exercise its right to an Exchange pursuant to this Agreement and the applicable Group Partnership Agreement shall be required to execute and deliver such documents or agreements as reasonably necessary to effectuate the Exchange, including a written assignment and acceptance agreement with respect to such Group Partnership Interests prior to such Exchange, which assignment and acceptance agreement shall be delivered during normal business hours at the registered office of the Issuer or such other manner agreeable to the Issuer.

(d) As promptly as practicable following a Limited Partner’s surrender of Group Partnership Interests in connection with effecting an Exchange in the manner provided in this Article II, the Group Partnership and the Issuer shall cause the Limited Partner to be issued the number of shares of Class A Common Stock issuable upon such Exchange determined in accordance with this Agreement and the applicable Group Partnership Agreement.

Section 2.3 Blackout Periods and Ownership Restrictions. Notwithstanding anything to the contrary, a Limited Partner shall not be entitled to Exchange its Group Partnership Interests, and the Issuer and the Group Partnership shall have the right to refuse to honor any request for an Exchange of Group Partnership Interests, (i) if any such Exchange is not permitted under the terms of any insider trading policy of the Issuer applicable to the employees and directors of the Issuer or its subsidiaries and the Limited Partner is subject to such insider trading policy, (ii) at any time or during any period if the Issuer or the Group Partnership shall determine, based on the advice of counsel (including advice provided by counsel employed by the Issuer or Group Partnership), that there may be material non-public information that may affect the trading price per share of Class A Common Stock at such time or during such period, (iii) if such Exchange would be prohibited under applicable law or regulation, or (iv) to the extent such Exchange would not be permitted under the terms and provisions of the applicable Group Partnership Agreement.

Section 2.4 Reclassifications. In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a Limited Partner, as the case may be, shall, unless otherwise provided in the applicable Group Partnership Agreement, be entitled to receive upon Exchange the amount of such security that the Limited Partner would have received if such Exchange had occurred immediately prior to the effective date of such reclassification or other similar transaction. Except as may be required in the immediately preceding sentence, no adjustments in respect of distributions shall be made upon the Exchange of any Group Partnership Interest.

Section 2.5 Shares of Class A Common Stock to be Issued.

(a) The Issuer covenants that if any shares of Class A Common Stock require registration with or approval of any governmental authority under any foreign, U.S. federal or state law before such shares of Class A Common Stock may be issued upon Exchange pursuant to this Article II, the Issuer shall use commercially reasonable efforts to cause such shares of Class A Common Stock to be duly registered or approved, as the case may be. The Issuer shall use commercially reasonable efforts to list the shares of Class A Common Stock required to be delivered upon Exchange prior to such delivery upon each national securities exchange or inter-dealer quotation system upon which the outstanding shares of Class A Common Stock may be listed or traded at the time of such delivery. Nothing contained herein shall be construed to preclude the Issuer or the Group Partnership from satisfying their obligations in respect of any Exchange of the Group Partnership Interests by delivery of shares of Class A Common Stock which are held in the treasury of the Issuer or the Group Partnership or any of their subsidiaries.

(b) The maximum number of shares of the Class A Common Stock that the Issuer may be required to issue at any one time pursuant to the provisions of this Agreement shall not exceed that number of shares of Class A Common Stock equal to (i) the number of shares of Class A Common Stock then authorized for issuance pursuant to the Articles of Incorporation, less (ii) the sum of (A) the number of shares of Class A Common Stock issued as of such date, plus (B) the number of shares of Class A Common Stock reserved for issuance by the Issuer (including, without limitation, any shares reserved for issuance or subject to outstanding awards granted pursuant to The Beneficient Company Group, L.P. 2018 Equity Incentive Plan and Beneficient’s 2023 Long-Term Incentive Plan, or any successor plans thereto) other than in connection with any exchange of the Class S Ordinary Units, including any other securities of the Group Partnership that are convertible into Class S Ordinary Units (the “Available Shares”). If on the date a Notice is provided the Issuer does not have a sufficient number of Available Shares to complete the Exchange described in such Notice, the Issuer shall, subject to the terms of this Agreement, complete such requested Exchange to the extent possible based upon the then Available Shares (if more than one Notice is provided on any day, the Available Shares shall be allocated among the Limited Partners submitting such Notices based upon the number of Exchange Interests (as defined in the Notice) specified in the Notice for Exchange). The Issuer shall further take commercially reasonable efforts to (i) amend the Articles of Incorporation to increase the number of authorized shares of Class A Common Stock to a number reasonably determined by the Issuer’s board of directors (including obtaining requisite shareholder approval under applicable law), and (ii) prepare and file with the national securities exchange on which the Class A Common Stock is then listed an additional shares listing application covering a number of shares of Class A Common Stock at least equal to the remaining shares issuable upon such Notice(s). Nothing contained herein shall be construed to preclude the Issuer from satisfying its obligations with respect to an Exchange by delivery of shares of Class A Common Stock which are held in treasury by the Issuer or by delivery of purchased shares of Class A Common Stock (which may or may not be held in treasury by the Issuer).

Section 2.6 Taxes. The delivery of shares of Class A Common Stock upon Exchange of Group Partnership Interests shall be made without charge to any Limited Partner for any stamp or other similar tax in respect of such issuance.

ARTICLE III

GENERAL PROVISIONS

Section 3.1 Amendment. The provisions of this Agreement may be amended by the affirmative vote or written consent of each of the Issuer and the Group Partnership. No amendment to this Agreement shall be required (i) to the extent any entity becomes a successor of any of the foregoing parties or (ii) to reflect the addition of a future Group Partnership, which addition may be effectuated through the execution by such entity of an addendum to this Agreement pursuant to which such entity agrees to be bound hereby as a Group Partnership.

Section 3.2 Addresses and Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by electronic mail (delivery receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be as specified in a notice given in accordance with this Section 3.2):

(a)	If to the Group Partnership General Partner, to:

Beneficient Company Group, L.L.C.

325 N. St. Paul Street, Suite 4850

Dallas, Texas 75201

Attn: General Counsel

Electronic Mail: legalnotices@beneficient.com

(b)	If to the Group Partnership, to:

Beneficient Company Holdings, L.P.

c/o Beneficient Company Group, L.L.C.

325 N. St. Paul Street, Suite 4850

Dallas, Texas 75201

Attn: General Counsel

Electronic Mail: legalnotices@beneficient.com

(c)	If to the Issuer, to:

Beneficient

325 N. St. Paul Street, Suite 4850

Dallas, Texas 75201 Attn: General Counsel

Electronic Mail: legalnotices@beneficient.com

Section 3.3 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 3.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns. Each Limited Partner is intended to be a third-party beneficiary of this Agreement and shall be entitled to enforce the terms of this Agreement, subject to any obligations applicable to such Limited Partner. Other than as expressly provided herein, nothing in this Agreement will be construed to give any person other than the parties to this Agreement and, as set forth herein, the Limited Partners, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 3.5 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.6 Integration. This Agreement, together with any applicable Group Partnership Agreement, constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 3.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 3.8 Dispute Resolution. The provisions of Section 11.10 of the Group Partnership Agreement shall apply, mutatis mutandis, to the parties of this Agreement and any Limited Partner with respect to any claims, suits, actions or proceedings arising out of or relating to this Agreement.

Section 3.9 Counterparts. This Agreement may be executed and delivered (including by means of email with scan attachment) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 3.9.

Section 3.10 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

BENEFICIENT

By:	/s/ James G. Silk
Name:	James G. Silk
Title:	Executive Vice President & Chief Legal Officer

BENEFICIENT COMPANY HOLDINGS, L.P.

By: Beneficient Company Group, L.L.C., its general partner

By:	Beneficient, its managing member

By:	/s/ James G. Silk
Name:	James G. Silk
Title:	Executive Vice President & Chief Legal Officer

BENEFICIENT COMPANY GROUP, L.L.C.

By:	Beneficient, its managing member

By:	/s/James G. Silk
Name:	James G. Silk
Title:	Executive Vice President & Chief Legal Officer

[Signature Page to Exchange Agreement]

EXHIBIT A

[FORM OF]

NOTICE OF EXCHANGE

Beneficient

Beneficient Company Group, L.L.C.

Beneficient Company Holdings, L.P.

325 N. St. Paul Street, Suite 4850

Dallas, Texas 75201

Attn: General Counsel

Reference is hereby made to the Exchange Agreement (the “Exchange Agreement”), among Beneficient, Beneficient Company Group, L.L.C. (“Ben LLC”) and Beneficient Company Holdings, L.P. (“BCH”), as amended from time to time, and to the Eighth Amended and Restated Limited Partnership Agreement (the “BCH LPA”) of Beneficient Company Holdings, L.P., as amended from time to time.

The undersigned (the “Exchanging Limited Partner”) desires to exchange the number of units or designated amount of Group Partnership Interests set forth on the line below the signature below (the “Exchange Interests”) for shares of Class A Common Stock of Beneficient (“Class A Common Stock”) pursuant to an Exchange (as defined in the Exchange Agreement). Accordingly, the Exchanging Limited Partner hereby gives notice to BCH and Beneficient of its election to exchange its Exchange Interests for shares of Class A Common Stock in an Exchange pursuant to Section 2.2 of the Exchange Agreement.

Pursuant to the foregoing, the Exchanging Limited Partner hereby represents, warrants, and covenants to the Issuer, Ben LLC and each Group Partnership that:

(a) The Exchanging Limited Partner is acquiring the Class A Common Stock for its own account and for investment purposes only, and not with a view to the distribution or resale thereof, in whole or in part, in violation of applicable securities laws.

(b) The Exchanging Limited Partner is in such a financial condition that it has no need for liquidity with respect to the Class A Common Stock and no need to dispose of any portion of the Class A Common Stock acquired hereby to satisfy any existing or contemplated undertaking or indebtedness. The Exchanging Limited Partner hereby represents that, at the present time, the Investor could afford a complete loss of its investment in the Class A Common Stock.

(c) The Exchanging Limited Partner understands that no federal or state governmental agency or authority, including the Securities and Exchange Commission, has approved or disapproved of the Class A Common Stock.

Exhibit A

Exchange Agreement

(d) The Exchanging Limited Partner acknowledges that the Issuer and applicable Group Partnership have made available to the Exchanging Limited Partner the opportunity to ask questions and receive answers concerning the Issuer and the Class A Common Stock, and to obtain any additional information which Issuer possesses or can acquire without unreasonable effort or expense and has received any and all information requested.

(e) No representations or warranties have been made to the Exchanging Limited Partner concerning the Issuer, its business, or the Class A Common Stock by the Issuer, Ben LLC or the applicable Group Partnership, or any agent, officer, or employee of any of them, or by any other person, and in making such Exchange, the Exchanging Limited Partner is not relying on any information other than the results of the Exchanging Limited Partner’s own independent investigation and due diligence. In this regard, the Exchanging Limited Partner has made its own inquiry and analysis (on its own or with the assistance of others) with respect to the Issuer and its business, the Class A Common Stock, and other material factors affecting the Class A Common Stock. Based on such information and analysis, the Exchanging Limited Partner has been able to make an informed decision to enter into the Exchange and acquire the Class A Common Stock.

(f) The Exchanging Limited Partner is a sophisticated investor and has such knowledge and experience in financial and business matters that the Exchanging Limited Partner is capable of evaluating the merits and risks of an investment in the Class A Common Stock. To the extent necessary, the Exchanging Limited Partner has retained, at its own expense, and relied upon, appropriate professional advice regarding the investment, tax, and legal merits and consequences of the ownership of the Class A Common Stock.

By executing and delivering this notice, the Exchanging Limited Partner agrees to be bound by the terms and provisions of the Exchange Agreement as if the Exchanging Limited Partner was an original party thereto.

Exchanging Limited Partner

By:
Name:
Title:

Exchange Interests:

Exhibit A

Exchange Agreement